Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG THIRD QUARTER AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – October 27, 2017 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Company”) reported record net income of $26.13 million and diluted earnings per share of $1.47 for the nine months ended September 30, 2017, compared to $19.17 million and $1.17, respectively, for the same nine month period last year, reflecting increases of $6.96 million, or 36 percent, and $0.30 per share, or 26 percent, respectively.

For the quarter ended September 30, 2017, the Company recorded net income of $10.21 million and diluted earnings per share of $0.56, compared to $7.12 million and $0.43 for the same three month period last year, reflecting increases of $3.09 million, or 43 percent, and $0.13 per share, or 30 percent, respectively.

The third quarter of 2017, when compared to the third quarter of 2016, reflected: increased net interest income (partially due to $1.2 million of recognition of deferred fees and prepayment income on two C&I credits); greater wealth management fee income (partially due to two months of fee income related to the recently acquired Murphy Capital Management (“MCM”)); and a reduced provision for loan and lease losses (due to low charge-off levels and $79 million of loan sales). These positive effects were partially offset by higher operating expenses in the 2017 third quarter (partially due to two months of expenses related to MCM, as well as a full quarter of expenses related to Peapack Capital, the Bank’s Equipment Finance subsidiary, which began operations in May 2017).

The following table summarizes specified financial measures for the third quarters of 2017 and 2016, respectively.

	September	September	Increase/
(Dollars in millions, except per share data)	2017	2016	(Decrease)
Net interest income	$29.99	$24.27	$5.72	24%
Provision for loan and lease losses	$.40	$2.10	$(1.70)	-81%

Pretax income	$16.46	$11.54	$4.92	43%
Net income	$10.21	$7.12	$3.09	43%
Diluted EPS	$0.56	$0.43	$0.13	30%
Total revenue	$38.82	$31.80	$7.02	22%

Return on average assets	0.97%	0.77%	0.20
Return on average equity	11.09%	9.44%	1.65
Efficiency ratio (A)	56.62%	57.58%	(0.96)
Book value per share	$20.86	$18.24	$2.62	14%
Tang book value per share (A)	$20.03	$18.05	$1.98	11%

(A)	See Non-GAAP financial measures reconciliation table beginning on page 24

Douglas L. Kennedy, President and CEO, said, “We had a very strong start to 2017, and that continued right through the third quarter of 2017. We continue to successfully execute on our strategic plan – Expanding Our Reach.”

Select third quarter highlights follow:

•	Growth in diluted EPS for Q3 2017 when compared to Q3 2016 was $0.13 per share, or 30 percent.
•	As previously announced, effective August 1, 2017, the Bank completed its acquisition of MCM, a registered investment advisory firm (“RIA”), based in Gladstone NJ.
•	At September 30, 2017, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.3 billion to $4.8 billion from $3.5 billion at September 30, 2016, reflecting growth of 37 percent. The acquisition of MCM contributed approximately $900 million of AUA at September 30, 2017.

•	Fee income from the Private Wealth Management Division totaled $5.8 million for the third quarter of 2017, compared to $4.4 million for the same quarter in 2016, reflecting growth of 31 percent. Wealth management fee income, comprising nearly 15 percent of the Company’s total revenue, contributes significantly to the Company’s diversified revenue sources.
•	As previously announced on September 14, 2017, the Company announced its agreement to acquire Quadrant Capital Management, a RIA, headquartered in Fairfield NJ which is expected to add approximately $400 million in AUA upon the closing expected in the fourth quarter of 2017.
•	During the third quarter of 2017, the Company employed loan sales as a balance sheet management strategy, while improving returns. The $79 million of lower-yielding multifamily and residential mortgage loan sales generally funded increases in commercial and other loans, resulting in planned minimal net loan growth during the quarter.
•	Loans at September 30, 2017 totaled $3.67 billion. This reflected net growth of $404 million (12 percent) when compared to $3.27 billion of loans at September 30, 2016.
•	Commercial & Industrial (C&I) loans at September 30, 2017 totaled $846 million. This reflected net growth of $45 million compared to the prior quarter (6 percent compared to the prior quarter or 22 percent on an annualized basis), and net growth of $248 million (41 percent) when compared to $598 million in C&I loans at September 30, 2016.

•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.40 billion at September 30, 2017. This reflected net growth of $86 million compared to the prior quarter (3 percent compared to the prior quarter or 10 percent on an annualized basis), and reflected growth of $393 million (13 percent) when compared to $3.01 billion of total “customer” deposit balances at September 30, 2016.
•	Asset quality metrics continued to be strong at September 30, 2017. Nonperforming assets at September 30, 2017, declining slightly from the June 30, 2017 level, were just $15.5 million, or 0.37 percent of total assets. Total loans past due 30 through 89 days and still accruing were $589 thousand, or 0.02 percent of total loans at September 30, 2017.
•	The Company’s book value per share at September 30, 2017 of $20.86 reflected improvement when compared to $18.24 at September 30, 2016. Year over year growth in book value per share totaled $2.62 or 14 percent.

Net Interest Income / Net Interest Margin

Net interest income and net interest margin were $29.99 million and 2.95 percent for the third quarter of 2017, compared to $26.97 million and 2.76 percent for the second quarter of 2017, and compared to $24.27 million and 2.74 percent for the same quarter last year, reflecting growth in net interest income of $5.72 million or 24 percent when compared to the same prior year period. Net interest income for the third quarter of 2017 benefitted from $1.2 million of recognition of deferred fees and prepayment premiums on two C&I credits and from loan growth during 2016 and into 2017, as well as benefitting slightly from the recent Federal Reserve rate hikes. The September 2017 quarter also included approximately $1.2 million of prepayment premiums received on the prepayment of certain multifamily loans, reflecting an increase from $780 thousand for the June 2017 quarter and $507 thousand for the September 2016 quarter.

Net interest margin for the third quarter of 2017 increased when compared to the second quarter of 2017, and the same quarter of 2016. The increase was due to the recognition of the deferred fees and increased prepayment premiums noted above, as well as the effect of the increased market rates on our adjustable rate assets, partially offset by the increased cost of deposits.

Net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. Mr. Kennedy said, “In addition to approximately $400 million of cash, cash equivalents and investment securities on our balance sheet, we also have over $1.2 billion of secured funding available from the Federal Home Loan Bank, of which we only have $50 million drawn as of September 30, 2017.”

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would continue to improve slightly in a rising interest rate environment, but such income and margin may also be impacted by competitive pressures in attracting new loans and deposits.

Wealth Management Business

In the September 2017 quarter, the Bank’s wealth management business generated $5.79 million in fee income compared to $5.09 million for the June 2017 quarter, and $4.44 million for the September 2016 quarter.

The September 2017 quarter included approximately $900 thousand of income related to MCM, which was acquired effective August 1, 2017. The September 2017 quarter also included increased “recurring type” fee income (tied principally to asset management fees and custody fees), which was due to net inflows from new business, a healthy equity market which resulted in positive market action in client portfolios as well as additions to accounts from existing clients, all partially offset by normal levels of disbursements and outflows. Relative to the June 2017 quarter, the September 2017 quarter included reduced tax preparation fees, as such fees are seasonally high in the second quarter of each year.

The market value of the AUA of the wealth management division was $4.8 billion at September 30, 2017 an increase of $1.3 billion, or 37 percent, from $3.5 billion at September 30, 2016. The acquisition of MCM contributed approximately $900 million of AUA at September 30, 2017.

John P. Babcock, President of the PGB Private Wealth Management Division, said, “We were pleased to consummate the acquisition of MCM, as well as announce the agreement to acquire Quadrant Capital Management, with a planned closing in the fourth quarter of 2017. Our new business pipeline continues to be robust and we expect continued growth in our client base, the expansion of existing relationships and further pursuit of potential strategic acquisitions of wealth management firms.”

Mr. Babcock went on to say, “Our differentiator continues to be our personalized, pro-active advice led approach, and the quality of our people. We combine investment, tax, financial, fiduciary, banking and lending capabilities into one integrated plan that helps our clients achieve their goals and objectives.”

Loan Originations / Loans

During the third quarter of 2017, the Company employed loan sales as a balance sheet management strategy, while improving returns. The $79 million of lower-yielding multifamily and residential mortgage loan sales generally funded increases in commercial and other loans, resulting in planned minimal net loan growth during the third quarter of 2017.

At September 30, 2017, loans totaled $3.67 billion, compared to $3.31 billion at December 31, 2016 and compared to $3.27 billion at September 30, 2016, representing net increases of $356 million compared to the December 2016 year end (11 percent or 14 percent on an annualized basis), and $404 million (12 percent) compared to a year ago at September 30, 2016.

Mr. Kennedy noted, “We actively managed our loan portfolio during this past quarter by selling off lower yielding loans, to fund higher yielding production. And we utilized our deposit growth to pay down wholesale borrowings. We continue to believe we have a very high quality loan portfolio, as evidenced by very strong asset quality metrics.”

For the quarter ended September 30, 2017, residential mortgage loans decreased $6 million to $605 million when compared to the June 2017 quarter. During the September 2017 quarter, approximately $13 million of residential mortgage portfolio loans were sold with servicing retained. From September 30, 2016 to September 30, 2017, residential mortgage loans grew $105 million, or 21 percent.

For the September 2017 quarter, commercial real estate mortgage loans (not including multifamily loans) grew $16 million to $625 million when compared to the June 2017 quarter (3 percent or 10 percent on an annualized basis). From September 30, 2016 to September 30, 2017 commercial real estate mortgage loans grew $128 million, or 26 percent.

At September 30, 2017, the multifamily mortgage loan portfolio totaled $1.44 billion (or 39 percent of total loans), decreasing from $1.50 billion (or 41 percent of total loans) at June 30, 2017 and $1.54 billion (or 47 percent of total loans) at September 30, 2016. During the September 2017 quarter the Company sold $66 million of multifamily mortgage loans on a servicing retained basis.

Mr. Kennedy said, “As I note each quarter, we have been actively managing our balance sheet such that multifamily loans decline as a percentage of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. We have continued to make significant progress on this front.”

For the quarter ended September 30, 2017, commercial loans grew $45 million to $846 million when compared to the June 2017 quarter. From September 30, 2016 to September 30, 2017 commercial loans grew $248 million, or 41 percent. At September 30, 2017 the commercial loan portfolio comprised 23 percent of the overall loan portfolio up from 22 percent at June 30, 2017, and up from 18 percent one year ago at September 30, 2016.

Mr. Kennedy said, “We have seen, and believe we will continue to see, our C&I client base and corresponding loan portfolio grow. Additionally, as announced in April 2017, we were successful in bringing on a team of very experienced bankers to focus on equipment financing, and $56 million of volume has been funded since inception. While this team has been successfully integrated and has begun producing somewhat quicker than previously assumed, we still generally expect that revenue and profitability related to this group will lag related expenses by several quarters.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Eric H. Waser, Head of Commercial Banking noted, “We are extremely pleased with how our “Advice Led” approach is capturing the attention of the business community.”

Deposits / Funding / Balance Sheet Management

During the September 2017 quarter, as noted previously, net loans were managed basically flat to the June 30, 2017 level, as $79 million of lower-yielding multifamily and residential mortgage loan sales generally funded increases in commercial and other loans, while customer deposit growth of $86 million, net (principally interest-bearing checking and retail certificates of deposit) and capital of $23 million funded the paydown of wholesale borrowings of $96 million, as well as funding the purchase price of MCM.

Brokered interest-bearing demand (“overnight”) deposits totaled $180 million at September 30, 2017, and June 30, 2017 down $20 million from $200 million at September 30, 2016. The interest rate paid on these deposits provided an attractive funding source and allowed the Bank to engage in interest rate swaps as part of its asset-liability interest rate risk management. As of September 30, 2017, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million in notional amount. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

Mr. Kennedy noted, “The Company will continue to focus on providing high touch client service, a key element in growing its personal commercial core deposit base. We expect that our full array of treasury management capabilities, including our new Treasury Management platform and our new escrow management product software, as well as added treasury management sales professionals and private bankers, will help us grow commercial deposits.”

Mr. Kennedy added, “Our overall balance sheet growth will be governed by our continued ability to generate economical core deposits. We will be intently focused on fully utilizing our enhanced in-house relationship-based loan profitability model to manage the origination of loans with competitive risk-adjusted returns.”

Other Noninterest Income

The Company’s total noninterest income for the September 2017 quarter totaled $8.83 million, or 23 percent of total revenue, compared to $8.17 million for the June 2017 quarter and to $7.54 million for the September 2016 quarter. Noninterest income, excluding wealth management fee income, totaled $3.04 million, $3.09 million, and $3.10 million for the September 2017, June 2017, and September 2016 quarters, respectively.

The September 2017 quarter included $141 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $91 thousand for the June 2017 quarter, and $383 thousand for the September 2016 quarter. Originations of residential mortgage loans for sale were lower in the 2017 quarterly periods, compared to the prior year periods.

Gain on loans held for sale at lower of cost or fair value was $34 thousand for the third quarter of 2017. The Company did not sell any loans during the June 2017 quarter. The gain on sales of loans held for sale at lower of cost or fair value during the September 2016 quarter was $256 thousand. The Company sold loans in the September 2017 quarter, however the sales focused on lower-yielding loans, and with servicing retained, thus the gain on sale was lower in the 2017 period.

The third quarter of 2017 included $493 thousand of income related to the Company’s SBA lending and sale program, compared to $142 thousand generated in the June 2017 quarter, and $243 thousand in the September 2016 quarter.

The September 2017 quarter included $888 thousand of loan level, back-to-back swap income compared to $1.3 million in the June 2017 quarter and $670 thousand in the September 2016 quarter. This program provides a borrower with a fixed interest rate on a loan, while providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

Other income for the September 2017 quarter totaled $326 thousand, compared to $396 thousand for the June 2017 quarter and to $395 thousand for the September 2016 quarter. Letter of credit fees and unused line of credit fees make up a large portion of this line item.

Operating Expenses

The Company’s total operating expenses were $21.96 million for the quarter ended September 30, 2017, compared to $20.10 million for the June 2017 quarter and $18.17 million for the September 2016 quarter.

Compensation and employee benefits expense for the September 2017 quarter was $14.00 million compared to $12.75 million for the June 2017 quarter, and $11.52 million for the September 2016 quarter. The September 2017 quarter included a full quarter of expense related to the Equipment Finance team, and two months of expense related to MCM. Strategic hiring, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increases from the September 2016 quarter.

Premises and equipment expense for the September 2017 quarter was $2.95 million compared to $3.03 million for the June 2017 quarter and $2.74 million for the September 2016 quarter. The previous quarter included approximately $150 thousand of fixed asset write-offs related to upgrades at the corporate headquarters.

Other expenses for the September 2017 quarter were $4.44 million compared to $3.71 million for the June 2017 quarter and $3.10 million for the September 2016 quarter. The September 2017 quarter included approximately $500 thousand of professional fees related to the MCM acquisition, a full quarter of other expenses related to the Equipment Finance business, and two months of other operating expense related to MCM. Further, when compared to the September 2016 quarter, the September 2017 quarter included increased advertising and marketing expenses relating to various target marketing campaigns.

Income Taxes

For the September 2017 quarter, the effective income tax rate was 38.0 percent, generally in line with the 38.2 percent for the June 2017 quarter and 38.3 percent for the September 2016 quarter.

Provision for Loan and Lease Losses / Asset Quality

For the quarter ended September 30, 2017, the Company’s provision for loan and lease losses was $400 thousand, compared to $2.20 million for the June 2017 quarter and $2.10 million for the September 2016 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect the Company’s asset quality metrics and minimal net loan growth (in the September 2017 quarter due to the loan sales).

At September 30, 2017, the allowance for loan and lease losses of $35.92 million, held fairly steady at 234 percent of nonperforming loans and 0.98 percent of total loans, compared to $35.75 million at June 30, 2017, which was 229 percent of nonperforming loans and 0.98 percent of total loans, and compared to 282 percent of nonperforming loans and 0.95 percent of total loans at September 30, 2016.

Nonperforming assets at September 30, 2017 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $15.5 million, or 0.37 percent of total assets, compared to $16.0 million, or 0.38 percent of total assets, at June 30, 2017 and $11.4 million, or 0.30 percent of total assets, at September 30, 2016. Total loans past due 30 through 89 days and still accruing were $589 thousand at September 30, 2017, compared to $1.2 million at June 30, 2017 and $8.2 million at September 30, 2016. September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due. This loan was brought current in October 2016.

Capital / Dividends

The Company’s capital position in the September 2017 quarter was benefitted by net income of $10.21 million and $9.60 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company.

At September 30, 2017, the Company’s GAAP capital as a percent of total assets was 9.10 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 to risk weighted assets, and total risk based capital ratios were 8.75 percent, 10.78 percent, 10.78 percent and 13.28 percent, respectively. The Bank’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 9.63 percent, 11.86 percent, 11.86 percent and 12.92 percent, respectively. The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On October 26, 2017, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on November 23, 2017 to shareholders of record on November 9, 2017.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.18 billion as of September 30, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2017 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
Income Statement Data:
Interest income	$37,491	$33,412	$31,385	$30,271	$29,844
Interest expense	7,499	6,440	5,794	5,691	5,575
Net interest income	29,992	26,972	25,591	24,580	24,269
Provision for loan and lease losses	400	2,200	1,600	1,500	2,100
Net interest income after
provision for loan and lease losses	29,592	24,772	23,991	23,080	22,169
Wealth management fee income	5,790	5,086	4,818	4,610	4,436
Service charges and fees	816	815	771	815	812
Bank owned life insurance	343	350	322	380	340
Gain on loans held for sale at fair
value (Mortgage banking)	141	91	47	197	383
Gain on loans held for sale at
lower of cost or fair value	34	—	—	353	256
Fee income related to loan level,
back-to-back swaps	888	1,291	456	874	670
Gain on sale of SBA loans	493	142	155	121	243
Other income	326	396	450	322	395
Securities gains, net	—	—	—	—	—
Total other income	8,831	8,171	7,019	7,672	7,535
Salaries and employee benefits	13,996	12,751	11,913	11,480	11,515
Premises and equipment	2,945	3,033	2,816	2,903	2,736
FDIC insurance expense	583	602	686	804	814
Other expenses	4,437	3,709	3,889	3,778	3,101
Total operating expenses	21,961	20,095	19,304	18,965	18,166
Income before income taxes	16,462	12,848	11,706	11,787	11,538
Income tax expense	6,256	4,908	3,724	4,479	4,422
Net income	$10,206	$7,940	$7,982	$7,308	$7,116

Total revenue (A)	$38,823	$35,143	$32,610	$32,252	$31,804
Per Common Share Data:
Earnings per share (basic)	$0.57	$0.45	$0.47	$0.44	$0.43
Earnings per share (diluted)	0.56	0.45	0.46	0.43	0.43
Weighted average number of
common shares outstanding:
Basic	17,800,153	17,505,638	17,121,631	16,770,725	16,467,654
Diluted	18,123,268	17,756,390	17,438,907	17,070,473	16,673,596
Performance Ratios:
Return on average assets annualized (ROAA)	0.97%	0.79%	0.82%	0.75%	0.77%
Return on average equity annualized (ROAE)	11.09%	9.06%	9.62%	9.27%	9.44%
Net interest margin (taxable equivalent basis)	2.95%	2.76%	2.71%	2.63%	2.74%
Efficiency ratio (B)	56.62%	57.18%	59.20%	59.45%	57.58%
Operating expenses / average
assets annualized	2.10%	2.00%	1.97%	1.96%	1.98%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	September 30,		Change
	2017	2016	$	%
Income Statement Data:
Interest income	$102,288	$86,777	$15,511	18%
Interest expense	19,733	14,922	4,811	32%
Net interest income	82,555	71.855	10,700	15%
Provision for loan and lease losses	4,200	6,000	(1,800)	-30%
Net interest income after
provision for loan and lease losses	78,355	65,855	12,500	19%
Wealth management fee income	15,694	13,630	2,064	15%
Service charges and fees	2,402	2.437	(35)	-1%
Bank owned life insurance	1,015	1,027	(12)	-1%
Gain on loans held for sale at fair
value (Mortgage banking)	279	813	(534)	-66%
Gain on loans held for sale at
lower of cost or fair value	34	880	(846)	-96%
Fee income related to loan level,
back-to-back swaps	2,635	764	1,871	245%
Gain on sale of SBA loans	790	502	288	57%
Other income	1,172	1,074	98	9%
Securities gains, net	—	119	(119)	-100%
Total other income	24,021	21,246	2,775	13%
Compensation and employee benefits	38,660	33,523	5,137	15%
Premises and equipment	8,794	8,342	452	5%
FDIC insurance expense (A)	1,871	3,954	(2,083)	-53%
Other expenses	12,035	10,328	1,707	17%
Total operating expenses	61,360	56,147	5,213	9%
Income before income taxes	41,016	30,954	10,062	33%
Income tax expense	14,888	11,785	3,103	26%
Net income	$26,128	$19,169	$6,959	36%

Total revenue (B)	$106,576	$93,101	$13,475	14%
Per Common Share Data:
Earnings per share (basic)	$1.49	$1.19	$0.30	25%
Earnings per share (diluted)	1.47	1.17	0.30	26%
Weighted average number of
common shares outstanding:
Basic	17,478,293	16,167,153	1,311,140	8%
Diluted	17,753,731	16,347,255	1,406,476	9%
Performance Ratios:
Return on average assets annualized (ROAA)	0.86%	0.71%	0.15%	21%
Return on average equity annualized (ROAE)	9.94%	8.79%	1.15%	13%
Net interest margin (taxable equivalent basis)	2.81%	2.78%	0.03%	1%
Efficiency ratio (C)	57.59%	60.96%	-3.37%	-6%
Operating expenses / average
assets annualized	2.02%	2.09%	-0.07%	-3%

(A)	Beginning July 1, 2016, the FDIC assessment system was revised resulting in a reduction of the Company’s assessment rate. The revision was a result of an amendment to small institution pricing for deposit insurance by the FDIC effective the quarter after the FDIC reserve ratio reaches 1.15%. The reserve ratio reached 1.15% effective as of the quarter ended June 30, 2016.
(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
ASSETS
Cash and due from banks	$4,446	$4,119	$4,910	$24,580	$17,861
Federal funds sold	101	101	101	101	101
Interest-earning deposits	88,793	89,600	113,953	138,010	141,593
Total cash and cash equivalents	93,340	93,820	118,964	162,691	159,555

Securities available for sale	315,112	315,224	300,232	305,388	249,616
FHLB and FRB stock, at cost	13,589	18,487	15,436	13,813	14,093

Residential mortgage (A)	605,015	611,316	571,496	528,570	499,748
Multifamily mortgage	1,441,851	1,504,581	1,468,890	1,459,594	1,537,834
Commercial mortgage	625,467	609,444	573,253	551,233	497,267
Commercial loans (A)	845,831	800,927	687,805	637,102	598,078
Construction loans	—	—	—	1,405	430
Consumer loans	81,671	72,943	69,802	69,654	69,222
Home equity lines of credit	68,787	67,051	68,055	65,682	62,872
Other loans	815	458	477	492	449
Total loans	3,669,437	3,666,720	3,439,778	3,313,732	3,265,900
Less: Allowances for loan and lease losses	35,915	35,751	33,610	32,208	30,616
Net loans	3,633,522	3,630,969	3,406,168	3,281,524	3,235,284

Premises and equipment	29,832	29,806	30,113	30,371	30,223
Other real estate owned	137	373	671	534	534
Accrued interest receivable	6,803	6,776	6,823	8,153	6,383
Bank owned life insurance	44,380	44,172	43,992	43,806	43,541
Deferred tax assets, net	16,636	16,912	15,325	15,320	14,765
Goodwill and other intangible assets (B)	15,064	3,095	3,126	3,157	3,188
Other assets	7,917	6,045	6,712	13,876	17,201
TOTAL ASSETS	$4,176,332	$4,165,679	$3,947,562	$3,878,633	$3,774,383

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$557,117	$548,427	$528,554	$489,485	$494,204
Interest-bearing demand deposits	1,144,714	1,085,805	1,015,178	1,023,081	928,941
Savings	121,830	121,480	122,262	120,056	119,650
Money market accounts	1,046,997	1,081,366	1,049,909	1,048,494	997,572
Certificates of deposit – Retail	528,251	475,395	440,991	457,000	466,003
Subtotal “customer” deposits	3,398,909	3,312,473	3,156,894	3,138,116	3,006,370
IB Demand – Brokered	180,000	180,000	180,000	180,000	200,000
Certificates of deposit – Brokered	83,788	88,780	93,750	93,721	93,690
Total deposits	3,662,697	3,581,253	3,430,644	3,411,837	3,300,060

Overnight borrowings	—	87,000	34,550	—	—
Federal home loan bank advances	49,898	58,795	58,795	61,795	71,795
Capital lease obligation	9,240	9,407	9,556	9,693	9,828
Subordinated debt, net	48,862	48,829	48,796	48,764	48,731
Other liabilities	25,699	23,548	24,293	22,334	27,934
Due to brokers, securities settlements	—	—	—	—	7,003
TOTAL LIABILITIES	3,796,396	3,808,832	3,606,634	3,554,423	3,465,351
Shareholders’ equity	379,936	356,847	340,928	324,210	309,032
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,176,332	$4,165,679	$3,947,562	$3,878,633	$3,774,383

Assets under administration at
Peapack-Gladstone Bank’s
Private Wealth Management Division
(market value, not included above)	$4.8	$3.9	$3.8	$3.7	$3.5

(A)	Includes loans held for sale at fair value and/or lower of cost or market.
(B)	Includes goodwill and intangibles from the MCM acquisition effective August 1, 2017.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	15,367	15,643	11,494	11,264	10,840
Other real estate owned	137	373	671	534	534
Total nonperforming assets	$15,504	$16,016	$12,165	$11,798	$11,374

Nonperforming loans to
total loans	0.42%	0.43%	0.33%	0.34%	0.34%
Nonperforming assets to
total assets	0.37%	0.38%	0.31%	0.30%	0.30%

Performing TDRs (B)(C)	$9,658	$9,725	$15,030	$17,784	$18,078

Loans past due 30 through 89
days and still accruing (D)	$589	$1,232	$622	$1,356	$8,238

Classified loans	$44,170	$43,608	$43,002	$45,798	$49,627

Impaired loans	$25,046	$25,294	$26,546	$29,071	$28,951

Allowance for loan and lease losses:
Beginning of period	$35,751	$33,610	$32,208	$30,616	$29,219
Provision for loan and lease losses	400	2,200	1,600	1,500	2,100
Charge-offs, net	(236)	(59)	(198)	92	(703)
End of period	$35,915	$35,751	$33,610	$32,208	$30,616

ALLL to nonperforming loans	233.72%	228.54%	292.41%	285.94%	282.44%
ALLL to total loans	0.98%	0.98%	0.98%	0.97%	0.95%

(A)	September 30, 2017 and June 30, 2017 includes one legacy commercial mortgage totaling $4.9 million. The loan was past maturity at June 30, 2017, however interest payments continued to be made. The loan is secured by real estate valued at $7.2 million as of September 2016.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)	Amount does not include $9.1 million at September 30, 2017, $9.6 million at June 30, 2017, $4.6 million at March 31, 2017, $4.5 million at December 31, 2016 and $4.4 million at September 30, 2016 of TDRs included in nonaccrual loans.
(D)	September 30, 2016 includes one commercial loan secured by real estate totaling $5.0 million that was 30 days past due at September 30, 2016 but brought current on October 4, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	Sept 30,	Dec 31,	Sept 30,
	2017	2016	2016
Capital Adequacy

Equity to total assets (A)	9.10%	8.36%	8.19%

Tangible Equity to tangible assets (B)	8.77%	8.28%	8.11%

Book value per share (C)	$20.86	$18.79	$18.24

Tangible Book Value per share (D)	$20.03	$18.60	$18.05

	Sept 30,		Dec 31,		Sept 30,
	2017		2016		2016
Regulatory Capital – Holding Company

Tier I leverage	$365,300	8.75%	$323,045	8.35%	$308,250	8.39%

Tier I capital to risk weighted assets	365,300	10.78	323,045	10.60	308,250	10.47

Common equity tier I capital ratio
to risk-weighted assets	365,298	10.78	323,042	10.60	308,247	10.47

Tier I & II capital to
risk-weighted assets	450,078	13.28	404,017	13.25	387,597	13.17

Regulatory Capital – Bank

Tier I leverage	$401,988	9.63%	$360,097	9.31%	$345,604	9.41%

Tier I capital to risk weighted assets	401,988	11.86	360,097	11.82	345,604	11.74

Common equity tier I capital ratio
to risk-weighted assets	401,986	11.86	360,094	11.82	345,601	11.74

Tier I & II capital to
risk-weighted assets	437,904	12.92	392,305	12.87	376,220	12.78

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures reconciliation tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2017	2017	2017	2016	2016
Residential loans retained	$22,322	$54,833	$64,831	$53,324	$43,284
Residential loans sold	10,596	6,491	3,115	11,429	25,128
Total residential loans	32,918	61,324	67,946	64,753	68,412

Commercial real estate	24,870	46,931	33,216	56,793	56,799
Multifamily	85,488	78,824	47,125	26,300	74,450
Commercial (C&I) loans (A) (B)	131,321	158,476	128,130	78,038	59,698
SBA	4,560	3,900	1,700	2,050	3,025
Wealth lines of credit (A)	15,200	14,905	7,200	2,400	1,200
Total commercial loans	261,439	303,036	217,371	165,581	195,172

Installment loans	1,967	2,075	2,146	1,826	1,591

Home equity lines of credit (A)	6,879	5,444	6,973	5,878	7,064

Total loans closed	$303,203	$371,879	$294,436	$238,038	$272,239

	For the Nine Months Ended
	Sept 30,	Sept 30,
	2017	2016
Residential loans retained	$141,986	$93,543
Residential loans sold	20,202	53,412
Total residential loans	162,188	146,955

Commercial real estate	105,017	102,692
Multifamily	211,437	333,194
Commercial (C&I) loans (A) (B)	417,927	188,495
SBA	10,160	6,365
Wealth lines of credit (A)	37,305	3,785
Total commercial loans	781,846	634,531

Installment loans	6,188	3,154

Home equity lines of credit (A)	19,296	25,103

Total loans closed	$969,518	$809,743

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment lease finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2017			Sept 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$302,669	$1,564	2.07%	$193,902	$976	2.01%
Tax-exempt (1) (2)	27,099	194	2.86	27,516	212	3.08

Loans (2) (3):
Mortgages	612,904	4,934	3.22	486,909	3,983	3.27
Commercial mortgages	2,120,360	19,879	3.75	2,048,877	17,977	3.51
Commercial	795,063	9,654	4.86	573,211	5,826	4.07
Commercial construction	—	—	—	454	5	4.41
Installment	77,616	611	3.15	67,175	443	2.64
Home equity	67,251	653	3.88	62,560	519	3.32
Other	563	11	7.82	465	13	11.18
Total loans	3,673,757	35,742	3.89	3,239,651	28,766	3.55
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	103,103	276	1.07	111,204	131	0.47
Total interest-earning assets	4,106,729	37,776	3.68%	3,572,374	30,085	3.37%
Noninterest-earning assets:
Cash and due from banks	4,732			17,292
Allowance for loan and lease losses	(36,547)			(30,022)
Premises and equipment	29,996			29,460
Other assets	86,493			88,721
Total noninterest-earning assets	84,674			105,451
Total assets	$4,191,403			$3,677,825

LIABILITIES:
Interest-bearing deposits:
Checking	$1,128,112	$1,487	0.53%	$924,970	$645	0.28%
Money markets	1,084,009	1,580	0.58	915,139	737	0.32
Savings	120,893	16	0.05	119,986	17	0.06
Certificates of deposit – retail	502,637	1,864	1.48	466,967	1,615	1.38
Subtotal interest-bearing deposits	2,835,651	4,947	0.70	2,427,062	3,014	0.50
Interest-bearing demand – brokered	180,000	737	1.64	200,000	762	1.52
Certificates of deposit – brokered	87,095	481	2.21	93,674	501	2.14
Total interest-bearing deposits	3,102,746	6,165	0.79	2,720,736	4,277	0.63
Borrowings	98,114	439	1.79	87,258	380	1.74
Capital lease obligation	9,303	112	4.82	9,874	119	4.82
Subordinated debt	48,841	783	6.41	48,711	799	6.56
Total interest-bearing liabilities	3,259,004	7,499	0.92	2,866,579	5,575	0.78
Noninterest-bearing liabilities:
Demand deposits	538,484			479,659
Accrued expenses and
other liabilities	25,807			30,070
Total noninterest-bearing liabilities	564,291			509,729
Shareholders’ equity	368,108			301,517
Total liabilities and
shareholders’ equity	$4,191,403			$3,677,825
Net interest income		$30,277			$24,510
Net interest spread			2.76%			2.59%
Net interest margin (4)			2.95%			2.74%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2017			June 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$302,669	$1,564	2.07%	$293,990	$1,477	2.01%
Tax-exempt (1) (2)	27,099	194	2.86	25,109	190	3.03

Loans (2) (3):
Mortgages	612,904	4,934	3.22	589,848	4,739	3.21
Commercial mortgages	2,120,360	19,879	3.75	2,085,623	18,653	3.58
Commercial	795,063	9,654	4.86	713,120	7,267	4.08
Installment	77,616	611	3.15	71,364	554	3.11
Home equity	67,251	653	3.88	67,611	613	3.63
Other	563	11	7.82	481	11	9.15
Total loans	3,673,757	35,742	3.89	3,528,047	31,837	3.61
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	103,103	276	1.07	96,350	176	0.73
Total interest-earning assets	4,106,729	37,776	3.68%	3,943,597	33,680	3.42%
Noninterest-earning assets:
Cash and due from banks	4,732			4,727
Allowance for loan and lease losses	(36,547)			(34,466)
Premises and equipment	29,996			30,144
Other assets	86,493			76,747
Total noninterest-earning assets	84,674			77,152
Total assets	$4,191,403			$4,020,749

LIABILITIES:
Interest-bearing deposits:
Checking	$1,128,112	$1,487	0.53%	$1,075,832	$1,100	0.41%
Money markets	1,084,009	1,580	0.58	1,051,095	1,204	0.46
Savings	120,893	16	0.05	121,299	16	0.05
Certificates of deposit – retail	502,637	1,864	1.48	457,528	1,650	1.44
Subtotal interest-bearing deposits	2,835,651	4,947	0.70	2,705,754	3,970	0.59
Interest-bearing demand – brokered	180,000	737	1.64	180,000	726	1.61
Certificates of deposit – brokered	87,095	481	2.21	92,719	493	2.13
Total interest-bearing deposits	3,102,746	6,165	0.79	2,978,473	5,189	0.70
Borrowings	98,114	439	1.79	77,457	354	1.83
Capital lease obligation	9,303	112	4.82	9,463	114	4.82
Subordinated debt	48,841	783	6.41	48,808	783	6.42
Total interest-bearing liabilities	3,259,004	7,499	0.92	3,114,201	6,440	0.83
Noninterest-bearing liabilities:
Demand deposits	538,484			534,339
Accrued expenses and
other liabilities	25,807			21,787
Total noninterest-bearing liabilities	564,291			556,126
Shareholders’ equity	368,108			350,422
Total liabilities and
shareholders’ equity	$4,191,403			$4,020,749
Net interest income		$30,277			$27,240
Net interest spread			2.76%			2.59%
Net interest margin (4)			2.95%			2.76%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Sept 30, 2017			Sept 30, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$295,348	$4,545	2.05%	$198,080	$2,816	1.90%
Tax-exempt (1) (2)	26,453	583	2.94	26,234	623	3.17

Loans (2) (3):
Mortgages	582,785	14,145	3.24	475,607	11,728	3.29
Commercial mortgages	2,080,740	56,265	3.61	2,018,820	52,977	3.50
Commercial	719,354	23,301	4.32	550,770	16,319	3.95
Commercial construction	128	4	4.17	1,045	32	4.08
Installment	72,829	1,666	3.05	58,445	1,198	2.73
Home equity	67,061	1,822	3.62	57,938	1,434	3.30
Other	520	34	8.72	471	35	9.91
Total loans	3,523,417	97,237	3.68	3,163,096	83,723	3.53
Federal funds sold	101	—	0.25	101	—	0.24
Interest-earning deposits	112,221	716	0.85	89,536	294	0.44
Total interest-earning assets	3,957,540	103,081	3.47%	3,477,047	87,456	3.35%
Noninterest-earning assets:
Cash and due from banks	10,297			16,342
Allowance for loan and lease losses	(34,655)			(28,227)
Premises and equipment	30,139			29,637
Other assets	78,938			86,960
Total noninterest-earning assets	84,719			104,712
Total assets	$4,042,259			$3,581,759

LIABILITIES:
Interest-bearing deposits:
Checking	$1,078,015	$3,448	0.43%	$904,767	$1,823	0.27%
Money markets	1,067,942	3,718	0.46	851,370	1,912	0.30
Savings	120,939	49	0.05	118,884	50	0.06
Certificates of deposit – retail	469,867	5,084	1.44	453,451	4,649	1.37
Subtotal interest-bearing deposits	2,736,763	12,299	0.60	2,328,472	8,434	0.48
Interest-bearing demand – brokered	180,000	2,183	1.62	200,000	2,263	1.51
Certificates of deposit – brokered	91,158	1,465	2.14	93,663	1,494	2.13
Total interest-bearing deposits	3,007,921	15,947	0.71	2,622,135	12,191	0.62
Borrowings	78,704	1,096	1.86	154,819	1,432	1.23
Capital lease obligation	9,456	341	4.81	10,007	361	4.81
Subordinated debt	48,809	2,349	6.42	19,270	938	6.49
Total interest-bearing liabilities	3,144,890	19,733	0.84	2,806,231	14,922	0.71
Noninterest-bearing liabilities:
Demand deposits	524,805			459,907
Accrued expenses and
Other liabilities	22,262			24,958
Total noninterest-bearing liabilities	547,067			484,865
Shareholders’ equity	350,302			290,663
Total liabilities and
Shareholders’ equity	$4,042,259			$3,581,759
Net interest income		$83,348			$72,534
Net interest spread			2.63%			2.64%
Net interest margin (4)			2.81%			2.78%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Tangible Book Value Per Share	2017	2017	2017	2016	2016
Shareholders’ equity	$379,936	$356,847	$340,928	$324,210	$309,032
Less: Intangible assets, net	15,064	3,095	3,126	3,157	3,188
Tangible equity	364,872	353,752	337,802	321,053	305,844

Period end shares outstanding	18,214,759	17,846,404	17,579,274	17,257,995	16,944,738
Tangible book value per share	$20.03	$19.82	$19.22	$18.60	$18.05
Book value per share	20.86	20.00	19.39	18.79	18.24

Tangible Equity to Tangible Assets
Total assets	$4,176,332	$4,165,679	$3,947,562	$3,878,633	$3,774,383
Less: Intangible assets, net	15,064	3,095	3,126	3,157	3,188
Tangible assets	4,161,268	4,162,584	3,944,436	3,875,476	3,771,195
Tangible equity to tangible assets	8.77%	8.50%	8.56%	8.28%	8.11%
Equity to assets	9.10%	8.57%	8.64%	8.36%	8.19%

	Three Months Ended
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
Efficiency Ratio	2017	2017	2017	2016	2016
Net interest income	$29,992	$26,972	$25,591	$24,580	$24,269
Total other income	8,831	8,171	7,019	7,672	7,535
Less: Gain on loans held for sale
at lower of cost or fair value	34	—	—	353	256
Less: Securities gains, net	—	—	—	—	—
Total recurring revenue	38,789	35,143	32,610	31,899	31,548

Operating expenses	21,961	20,095	19,304	18,965	18,166
Total operating expense	21,961	20,095	19,304	18,965	18,166

Efficiency ratio	56.62%	57.18%	59.20%	59.45%	57.58%

	Nine Months Ended
	Sept 30,	Sept 30,
Efficiency Ratio	2017	2016
Net interest income	$82,555	$71,855
Total other income	24,021	21,246
Less: Gain on loans held for sale
at lower of cost or fair value	34	880
Less: Securities gains, net	—	119
Total recurring revenue	106,542	92,102

Operating expenses	61,360	56,147
Total operating expense	61,360	56,147

Efficiency ratio	57.59%	60.96%